As filed with the Securities and Exchange Commission on November 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SERITAGE GROWTH PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland	38-3976287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Fifth Avenue, Suite 1530

New York, New York 10010

(212) 355-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew E. Fernand

Chief Legal Officer

500 Fifth Avenue, Suite 1530

New York, New York 10010

(212) 355-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Joshua Wechsler

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Tel: (212) 859-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common shares of beneficial interest, par value $0.01 per share(3)	16,428,149	$14.59	$239,686,693.91	$22,218.96

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of Class A common shares of beneficial interest, par value $0.01 per share (“Class A Common Shares”) as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2)

Calculated pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low price paid per Class A Common Share, as reported on the New York Stock Exchange on November 26, 2021.

(3)

This registration statement registers 16,428,149 Class A Common Shares, of Seritage Growth Properties (“Seritage”) that may be offered by certain selling shareholders (the “Selling Shareholders”), including up to 12,354,963 Class A Common Shares that Seritage may elect to issue to certain Selling Shareholders upon redemption of up to 12,354,963 units of limited partnership interest in Seritage Growth Properties, L.P., a Delaware limited partnership that is Seritage’s operating partnership and of which Seritage is the sole general partner.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2021

PROSPECTUS

SERITAGE GROWTH PROPERTIES.

16,428,149 Class A Common Shares

The Selling Shareholders (the “Selling Shareholders”) named herein may offer from time to time up to 16,428,149 of our Class A common shares of beneficial interest, par value $0.01 per share (“Class A Common Shares”), in amounts, at prices and on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of the Class A Common Shares being sold by the Selling Shareholders, but we have agreed to pay certain registration expenses. See “Use of Proceeds” herein.

The Class A Common Shares covered by this prospectus are comprised of (a) up to 4,073,186 Class A Common Shares that are currently outstanding and (b) up to 12,354,963 Class A Common Shares that may be issued to certain Selling Shareholders upon the redemption by them of units of limited partnership (“OP Units”) in Seritage Growth Properties, L.P. (the “Operating Partnership”), a Delaware limited partnership that is our operating partnership and of which we are the sole general partner. Under the partnership agreement of the Operating Partnership, the OP Units may generally be redeemed, at the request of the holder of such OP Units, for a determinable amount in cash or, at the option of the Company, Class A Common Shares at the rate of one Class A Common Share for each OP Unit redeemed (subject to certain restrictions).

We have, further to a request from the Selling Shareholders under the terms of the registration rights agreement dated July 7, 2015 entered into in connection with the Company’s formation between us and the holders of the OP Units redeemable for the Class A Common Shares registered hereunder (the “Registration Rights Agreement”), registered the offering and resale of the Class A Common Shares to allow the Selling Shareholders to sell these Class A Common Shares without restriction in the open market or otherwise, but the registration of the Class A Common Shares does not necessarily mean that the Selling Shareholders will offer or sell their Class A Common Shares (including those that are currently outstanding, or those that may be issued upon any redemption of OP Units). See “Selling Shareholders” herein.

The Selling Shareholders may sell the Class A Common Shares offered hereby directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time. Sales of Class A Common Shares in particular offerings may be made on the New York Stock Exchange (“NYSE”) or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices (which may be changed) or in negotiated transactions. To the extent required for any offering, a supplement to this prospectus (a “prospectus supplement”) will set forth the number of Class A Common Shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount. Any such prospectus supplement will also contain a discussion of the material United States Federal income tax considerations relating to the Class A Common Shares to the extent not contained herein. See “Plan of Distribution” herein.

Our Class A Common Shares are traded on the NYSE under the symbol “SRG.” On November 26, 2021, the last reported sale price of our Class A Common Shares on the NYSE was $14.89 per share.

We impose certain restrictions on the ownership and transfer of our shares of beneficial interest and may include restrictions and limitations on the securities offered and sold hereunder. You should read the information under the section entitled “Restrictions on Ownership and Transfer” in the description of our Class A Common Shares contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference in this prospectus, for a description of these restrictions.

Investing in our Class  A Common Shares involves risks. You should carefully read and consider “Risk Factors” beginning on page 5 of this prospectus, in any applicable prospectus supplement, in our most recent Annual Report on Form 10-K, any additional information set forth in our subsequent Quarterly Reports on Form 10-Q and in other reports we file with the Securities and Exchange Commission (“SEC”) from time to time.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2021

You should rely only on the information contained in this prospectus or any applicable prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and any applicable prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any applicable prospectus supplement is current only as of the date on the front of those documents.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in the prospectus or any applicable prospectus supplement, before making an investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this process, the Selling Shareholders may from time to time, in one or more offerings, sell the Class A Common Shares described in this prospectus.

A prospectus supplement may also add, update, or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

Unless otherwise expressly stated or the context otherwise requires, the “Company”, “we,” “us,” and “our” as used herein refer to Seritage Growth Properties, the Operating Partnership, and their owned and controlled subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC and other information concerning us are also available to the public on our website at www.seritage.com; however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus, any applicable prospectus supplement or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the securities, we refer you to the registration statement and to such exhibits and schedules. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. We incorporate by reference into this prospectus and any applicable prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 15, 2021;

•

the information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on April 30, 2021, August 9, 2021 and November 4, 2021, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 22, 2021, January  26, 2021, February  9, 2021, February  24, 2021, April  21, 2021, April  29, 2021, May  21, 2021, July  30, 2021, September  24, 2021, October  27, 2021 and November 26, 2021; and

•

the description of our Class  A Common Shares contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020, and any subsequent amendments and reports to update that description.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus and any applicable prospectus supplement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any applicable prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus or any applicable prospectus supplement is delivered, upon his, her or its written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus or any applicable prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: Seritage Growth Properties, 500 Fifth Avenue, Suite 1530, New York, NY 10110, Attention: Investor Relations, Telephone: (646) 277-1268. You may also obtain copies of these filings, at no cost, by accessing our website at www.seritage.com; however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus, any applicable prospectus supplement or any other report or document we file with or furnish to the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents we incorporate by reference each contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the opposite of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	declines in retail, real estate and general economic conditions;

•	the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development;

•

the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and ability to pay dividends and other distributions to our shareholders;

•	competition in the real estate and retail industries;

•	risks relating to our redevelopment activities and potential acquisition or disposition of properties;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame or at all;

•	contingencies to the commencement of rent under leases;

•	our historical exposure to Sears Holding Corporation (“Sears Holdings”) and the effects of its previously announced bankruptcy filing;

•	the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court;

•

the terms of our indebtedness and availability or sources of liquidity, including our ability to access or obtain sufficient sources of financing to fund our liquidity needs and economic conditions that may affect the cost of borrowing;

•	environmental, health, safety and land use laws and regulations;

•	restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject;

•	risks and costs associated with volatility in commodity and labor prices or as a result of supply chain or procurement disruptions; and

•	our relatively limited operating history as an independent public company.

For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosures contained in our filings with the SEC, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and in documents that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) contained or incorporated by reference in any applicable prospectus supplement. For a description of these reports and documents, and for information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

THE COMPANY

We are a Maryland real estate investment trust formed on June 3, 2015, and we are a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) as defined under Section 856(c) of the Internal Revenue Code (the “Code”). Our assets are held by and our operations are primarily conducted, directly or indirectly, through the Operating Partnership. Under the partnership agreement of the Operating Partnership, we, as the sole general partner, have exclusive responsibility for and discretion in the management and control of the Operating Partnership.

We are principally engaged in the ownership, development, redevelopment, management and leasing of diversified retail and mixed-use properties throughout the United States. As of September 30, 2021, the Company’s portfolio consisted of interests in 170 properties, comprised of approximately 10.0 million square feet of gross leasable area or build-to-suit leased area, approximately 4.0 million of which is held by unconsolidated entities, approximately 600 acres held for or under development and approximately 10.0 million square feet or approximately 850 acres to be disposed of.

In the second quarter of 2021, we announced an organizational restructuring and in conjunction commenced a portfolio review resulting in the modification of the plan for certain assets. We continue to evaluate our strategy and at this time, we expect to reposition our portfolio into three business lines: residential developments, premier mixed-use assets, and multi-tenant retail destinations.

We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2015 and expect to continue to operate so as to qualify as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our REIT taxable income to shareholders and otherwise maintain our qualification as a REIT.

Our Class A Common Shares are traded on the NYSE under the symbol “SRG.” We have one other class of outstanding stock, 7.00% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share (the “Series A Preferred Shares”).

Our principal executive offices are located at 500 Fifth Avenue, Suite 1530, New York, NY 10110. Our Investor Relations telephone number is (646) 277-1268. We maintain a website at www.seritage.com; however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus, any applicable prospectus supplement or any other report or document we file with or furnish to the SEC.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of Class A Common Shares covered by this prospectus. We will not receive any proceeds from any issuance of our Class A Common Shares to the Selling Shareholders or from the sale of Class A Common Shares covered by this prospectus by the Selling Shareholders.

Pursuant to the Registration Rights Agreement, the Selling Shareholders will pay any underwriting discounts or commissions, their out-of-pocket expenses (including fees and expenses of their brokers) and transfer taxes they incur in disposing of the Class A Common Shares. We will bear all other costs, fees and expenses incurred in connection with registering the sale of the Class A Common Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, the fees and expenses of one counsel to the Selling Shareholders, and any blue sky fees and expenses.

SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders, the total number of Class A Common Shares beneficially owned by them as of November 23, 2021, the total number of Class A Common Shares offered by the Selling Shareholders and the total number and percentage of outstanding Class A Common Shares that will be beneficially owned by the Selling Shareholders upon completion of the offering. The table assumes that the OP Units held by Selling Shareholders have been converted or redeemed for Class A Common Shares. In addition, since the Selling Shareholders may sell all, some or none of their Class A Common Shares (including those that are currently outstanding, or those that may be issued upon any redemption of OP Units), the table assumes that the Selling Shareholders are offering, and will sell, all of the Class A Common Shares to which this prospectus relates.

We have, further to a request from the Selling Shareholders under the terms of the Registration Rights Agreement, registered the offering and resale of the Class A Common Shares to allow the Selling Shareholders to sell these Class A Common Shares without restriction in the open market or otherwise, but the registration of the Class A Common Shares does not necessarily mean that the Selling Shareholders will offer or sell their Class A Common Shares (including those that are currently outstanding, or those that may be issued upon any redemption of OP Units).

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may sell the Class A Common Shares offered hereby directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time. Sales of Class A Common Shares in particular offerings may be made on the NYSE or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices (which may be changed) or in negotiated transactions. To the extent required for any offering, a prospectus supplement will set forth the number of Class A Common Shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount. See “Plan of Distribution” below for more information.

Name of Selling Shareholders(1)	Class A Common Shares Beneficially Owned		Class A Common Shares Offered		Class A Common Shares Beneficially Owned, Assuming the Sale of all Class A Common Shares Offered	Percentage of Outstanding Class A Common Shares Beneficially Owned, Assuming the Sale of all Class A Common Shares Offered
The Nicholas Floyd Lampert 2015 Trust(2)	3,492		3,492		0	*
The Nina Rose Lampert 2015 Trust(2)	3,492		3,492		0	*
Edward S. Lampert	4,073,186	(3)	16,421,165	(4)	0	*

Total	4,073,186		16,428,149		0	*

*	less than 1%
(1)	The information provided in this section has been provided to us by the Selling Shareholders.
(2)	Mr. Edward S. Lampert has sole voting power and sole dispositive power over the Class A Common Shares held by The Nicholas Floyd Lampert 2015 Trust and The Nina Rose Lampert 2015 Trust.
(3)

Does not include up to 12,354,963 Class A Common Shares that may be issued upon the redemption of OP Units. Under the partnership agreement of the Operating Partnership, the OP Units may generally be redeemed, at the request of the holder of such OP Units, for a determinable amount in cash or, at the option of the Company, Class A Common Shares at the rate of one Class A Common Share for each OP Unit redeemed (subject to certain restrictions). Includes 3,492 Class A Common Shares held by The Nicholas Floyd Lampert 2015 Trust and 3,492 Class A Common Shares held by The Nina Rose Lampert 2015 Trust.

(4)	Includes up to 12,354,963 Class A Common Shares that may be issued upon the redemption of OP Units.

PLAN OF DISTRIBUTION

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may offer and sell, from time to time, some or all of the Class A Common Shares covered by this prospectus. We have registered the Class A Common Shares covered by this prospectus for offer and sale by the Selling Shareholders so that those Class A Common Shares may be freely sold to the public by them. Registration of the Class A Common Shares covered by this prospectus does not mean, however, that those Class A Common Shares (including those that are currently outstanding, or those that may be issued upon any redemption of OP Units) necessarily will be offered or sold.

The Selling Shareholders and their distributes, pledgees, donees, transferees or other successors in interest may sell the Class A Common Shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the Class A Common Shares by a broker-dealer as principal and resales of the Class A Common Shares by the broker-dealer for its account under this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the Class A Common Shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will state the aggregate amount of Class A Common Shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Class A Common Shares covered by this prospectus.

In connection with the sale of the Class A Common Shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

The Class A Common Shares are traded on the NYSE under the symbol “SRG.”

Any underwriters, broker-dealers or agents participating in the distribution of the Class A Common Shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

Some of the Class A Common Shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than under this prospectus.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders may also agree to indemnify us against certain liabilities, including certain liabilities under the Securities Act, for information they furnished to us for use in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of an investment in our Class A Common Shares. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the Company,” “we,” “our” and “us” generally mean only Seritage Growth Properties and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, final, temporary and proposed regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position to the contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities have operated and will continue to operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any estate, gift, state, local or non-U.S. tax or alternative minimum tax consequences relevant to us or an investment in our Class A Common Shares, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	banks, insurance companies, regulated investment companies, REITs, or financial institutions;

•	dealers or brokers in securities or currencies;

•	partnerships, other pass-through entities and trusts (or partners therein);

•	persons who hold our Class A Common Shares on behalf of other persons as nominees;

•	persons who receive our Class A Common Shares as compensation;

•	persons holding our Class A Common Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own or have owned actually or constructively 10% or more in value of our Class A Common Shares or any other class of our equity interests;

•	persons whose functional currency is not the U.S. dollar; and

•	except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold our Class A Common Shares as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of our Class A Common Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our Class A Common Shares will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our Class A Common Shares, including applicable tax reporting requirements.

Taxation of the Company

We have elected to be taxed as a REIT under Sections 856 through 859 of the Code commencing with our taxable year ending December 31, 2015. We believe that, commencing with our taxable year ending December 31, 2015, we have been organized and operated in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

In connection with the filing of the registration statement of which this prospectus is part, Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) has issued an opinion to us, dated as of November 30, 2021, to the effect that, commencing with our taxable year ending December 31, 2018, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our current and proposed method of operation, as described in this Registration Statement and in representations furnished by us to Fried Frank, will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Fried Frank is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Fried Frank or by us that we will qualify to be taxed as a REIT for any particular year. The opinion is expressed as of the date issued. Fried Frank will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Fried Frank. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify to be taxed as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level on its net taxable income. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution to our shareholders.

Most U.S. shareholders that are individuals, trusts or estates are taxed on qualified dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains) plus (if applicable) an additional tax of

3.8% on net investment income (see “—Other Tax Considerations— Medicare 3.8% Tax on Investment Income” below). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs generally are not eligible for this rate and will be taxed at rates applicable to ordinary income. Currently, the highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 37%. See “—Taxation of Shareholders—Distributions.” See “—Other Tax Considerations— Legislative or Other Actions Affecting REITs” below regarding the possible effect of pending tax legislation on the tax rates applicable to dividends from entities that are taxed as REITs.

Our net operating losses, foreign tax credits and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Even if we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	For taxable years beginning prior to January 1, 2018, we may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “—Foreclosure Property” below.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property generally would be subject to corporate income tax at the highest applicable rate (currently 21%, but see “—Other Tax Considerations—Legislative or Other Actions Affecting REITs” below regarding the possible effect of pending tax legislation on U.S. federal corporate income tax rates).

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If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount equal to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be and as adjusted to reflect the profit margin associated with our gross income.

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If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

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If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) that do not reflect arm’s-length terms.

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If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation (a “carryover basis transaction”), we may be subject to tax on such appreciation inherent in such assets as of the date of such acquisition at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets within the five-year period beginning on the day the asset was transferred to us by the non-REIT corporation.

•	The taxable income of our TRSs generally will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.

in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares or other beneficial interests is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during an entity’s initial tax year as a REIT (which, in our case, was 2015). Our declaration of trust provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements described in condition (6) above (the so-called “closely-held” test), we will be treated as having met this requirement.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares of beneficial interest. To do so, we must demand written statements each year from the record holders of certain percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If a shareholder fails or refuses to comply with the demands, such shareholder will be required by Treasury regulations to submit a statement with its tax return disclosing its actual ownership of our shares and other information.

In addition, an entity generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as the Operating Partnership, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s gross income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and gross income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take otherwise corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below.

Under the Bipartisan Budget Act of 2015, liability is imposed on the partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by any subsidiary partnerships, we intend to utilize certain rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of the partnerships who should properly bear such liability. However, there is no assurance that we will qualify under those rules or that we will have the authority to use those rules under the operating agreements for certain partnerships.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including requirements that the REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. Additionally, a TRS includes any corporation other than a REIT in which a TRS of ours owns, directly or indirectly, securities (other than certain “straight debt” securities) which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Taxpayers, including TRSs, are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. This provision may limit the ability of our TRSs to deduct interest. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRS, if any, will be conducted on an arm’s-length basis.

Income Tests

In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-

backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents from Real Property

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our shares of beneficial ownership actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally are not permitted to operate or manage our properties or to furnish or render services to our tenants, subject to a 1% de minimis exception and except as further provided below. For purposes of this test, we are deemed to have received from such services an amount equal to at least 150% of the direct cost of providing the services. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue, or a TRS that is wholly or partially owned by us, to provide both customary and non-customary property management or services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test. If impermissible service income exceeds 1% of all amounts received or accrued by us with respect to the property for a particular tax year, then all amounts received or accrued with respect to the property will not qualify as “rents from real property.”

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If the fair market value of the other property does not exceed 15% of the total fair market value of all property securing the loan, then the entire mortgage is treated as secured by only real property for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally will constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

Any fee income that we earn generally will not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests. Most likely, income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95%

gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, debt issued by publicly traded REITs, personal property to the extent that rents attributable to such personal property are treated as rents from real property under the income tests discussed above under “—Income Tests—Rents from Real Property,” as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, other than a TRS, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not, in the aggregate, exceed 20% of the value of our total assets.

Fifth, no more than 25% of the value of our total assets may consist of certain debt instruments issued by publicly traded REITs.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, except with respect to debt instruments issued by a publicly traded REIT, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non- governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

The values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described below (to the extent such relief provisions are available).

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, an additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(i)	the sum of

(a) 90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b) 90% of our after-tax net income, if any, from foreclosure property (as described below);minus

(ii)	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our shareholders in the year in which paid.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, generally will not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Shareholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that our net taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing net taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including our shares) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or having been, held as inventory or primarily for sale to customers in the ordinary course of a trade or business, and therefore a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as “like-kind exchanges” under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or a deficiency divided, depending on the facts and circumstances surrounding the particular transactions.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. Such treatment also applies to new transactions entered into to hedge the income or loss from prior hedging transactions where the property or indebtedness that was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we enter into hedging transactions that are not described in the preceding clause (i) or (ii), the income from these transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum U.S. federal corporate income tax rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate and redetermined TRS service income is income of a TRS attributable to services provided to us or on our behalf that is less than the income that would have been earned from such services based on arm’s length agreements. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our Class A Common Shares applicable to taxable U.S. shareholders. A “U.S. shareholder” is any holder of our Class A Common Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or the trust has a valid election in effect to be treated as a United States person.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our Class A Common Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A Common Shares.

Distributions

So long as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends generally will be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. However, for taxable years beginning prior to 2026, generally U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal income tax rate) for qualified dividends received by most U.S. shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions on our Class A Common Shares that we designate as capital gain dividends generally will be taxed to our U.S. shareholders as long-term capital gains, to the extent that such distributions, including distributions paid the following year that are treated as paid in the current year, do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its Class A Common Shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. shareholders as having received, solely for U.S. federal income tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of the Company” and “—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of their capital gain dividends as ordinary income. Currently, long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders that are individuals, trusts and estates, and 21% in the case of U.S. shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions on our Class A Common Shares in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s Class A Common Shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s Class A Common Shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s Class A Common Shares, the shareholder generally must include such distributions in income as long-term capital gain if the Class A Common Shares have been held for more than one year, or short-term capital gain if the Class A Common Shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of the Company” and “— Annual Distribution Requirements.” Under amendments made by the Tax Cuts and Jobs Act of 2017 (“TCJA”) to the Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017, is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid). The Coronavirus Aid, Relief and Economic Security Act of 2020 eliminated this 80% limitation for taxable years 2018, 2019 and 2020. In addition, under the TCJA, any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Dispositions of Class A Common Shares

If a U.S. shareholder sells or disposes of our Class A Common Shares, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition and (ii) the shareholder’s adjusted tax basis in the Class A Common Shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Class A Common Shares will be subject to a maximum U.S. federal income tax rate of 20% if the Class A Common Shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the Class A Common Shares are held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax without regard to whether or not such gains are classified as long-term capital gains, currently at a maximum rate of 21%. Capital losses recognized by a shareholder upon the disposition of our Class A Common Shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our Class A Common Shares by a shareholder who has held the Class A Common Shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Class A Common Shares or other shares or securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the disposition of our shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. shareholder of our Class A Common Shares will not be treated as passive activity income. As a result, shareholder will not be able to apply any “passive losses” against income or gain relating to our shares. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation. However, net capital gain from the disposition of our Class A Common Shares (or distributions treated as such), capital gain dividends and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. shareholder elects to treat such amounts as ordinary income for U.S. federal income tax purposes

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our Class A Common Shares applicable to non-U.S. shareholders. A “non-U.S. shareholder” is any holder of our Class A Common Shares other than a partnership or U.S. shareholder. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local, foreign, or other tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Ordinary Dividends

The portion of dividends received on our Class A Common Shares by non-U.S. shareholders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. shareholder, will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Class A Common Shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our Class A Common Shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions

Unless our Class A Common Shares constitute a U.S. real property interest (“USRPI”), distributions that we make on our Class A Common Shares which are not dividends out of our earnings and profits will not be subject to U.S. federal withholding tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to U.S. federal withholding tax at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the shareholder’s proportionate share of our earnings and profits, plus (ii) the shareholder’s basis in its Class A Common Shares, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution that we make to a non-U.S. shareholder (other than certain qualified foreign pension funds), to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be treated as effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Ordinary Dividends” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. shareholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. shareholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. individual shareholder is a present in the United States for 183 days or more during the taxable year (but is not treated as a resident of the United States under specific rules), in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Ordinary Dividends”), if (i) the capital gain dividend is received with respect to a class of shares that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market located in the United States and (ii) the recipient non-U.S. shareholder does not own more than 10% of that class of shares at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our Class A Common Shares will continue to be “regularly traded” on an established securities market.

Dispositions of Class A Common Shares

Unless our Class A Common Shares constitute a USRPI, a sale of the Class A Common Shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Subject to certain exceptions discussed below, our Class A Common Shares will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will continue to consist of USRPIs.

Even if the foregoing 50% test is met, however, our Class A Common Shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. shareholders at all times during a specified testing period. As described above, our declaration of trust contains restrictions designed to protect our status as a “domestically controlled qualified investment entity,” and, in reliance on these restrictions, we believe that we are and expect to remain a domestically controlled qualified investment entity, and that a sale of our Class A Common Shares should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Class A Common Shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. shareholder’s sale of our Class A Common Shares nonetheless also would not be subject to tax under

FIRPTA as a sale of a USRPI, provided that the selling non-U.S. shareholder held 10% or less of our outstanding Class A Common Shares at all times during a prescribed testing period. We expect that our Class A Common Shares will continue to be regularly traded on an established securities market.

If gain on the sale of our Class A Common Shares were subject to taxation under FIRPTA, the non-U.S. shareholder (other than certain qualified foreign pension funds) would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the Class A Common Shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our Class A Common Shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (i) if the non-U.S. shareholder’s investment in the Class A Common Shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. individual shareholder is present in the United States for 183 days or more during the taxable year (but is not treated as a resident of the United States under specific rules), the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our Class A Common Shares, a non-U.S. shareholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. shareholder (a) disposes of our Class A Common Shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, our Class A Common Shares within 30 days after such ex-dividend date.

Qualified Foreign Pension Funds

Distributions Class A Common Shares to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds our Class A Common Shares directly or indirectly (through one or more partnerships) generally will not be subject to tax under FIRPTA. In addition, a sale of our Class A Common Shares by a “qualified foreign pension fund” that holds our Class A Common Shares directly or indirectly (through one or more partnerships) generally will not be subject to tax under FIRPTA. A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established (A) by such country (or one or more political subdivisions thereof) to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (including self-employed individuals) or persons designated by such employees, as a result of services rendered by such employees to their employers or (B) by one or more employers to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered by such employees to their employers, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our Class A Common Shares, including applicable tax reporting requirements.

Taxation of Tax-Exempt Class A Common Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt employee pension trust do not automatically constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt shareholder has not held our Class A Common shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (ii) the Class A Common Shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of the Class A Common Shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our shares could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely-held” test and (ii) either (a) one pension trust owns more than 25% of the value of our shares or (b) one or more pension trusts, each individually holding more than 10% of the value of the shares, collectively own more than 50% of the value of the shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our shares and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our shares, including applicable tax reporting requirements.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The United States Congress is currently considering significant changes to the U.S. federal income tax laws and the present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. Additionally, the REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in revisions to regulations and administrative interpretations in addition to statutory changes.

We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Class A Common Shares. Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our Class A Common Shares.

Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. federal income tax laws on an investment in our Class A Common Shares, including applicable tax reporting requirements.

Medicare 3.8% Tax on Investment Income

Certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on dividends and certain other investment income, including dividends and capital gains from the sale or other disposition of our Class A Common Shares.

Foreign Account Tax Compliance Act

Pursuant to U.S. federal withholding provisions commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a non-U.S. shareholder may be eligible for refunds or credits of such taxes. These withholding taxes are generally imposed on dividends paid with respect to our Class A Common Shares to, and on gross proceeds from the sale or other taxable disposition of our Class A Common Shares by, foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our Class A Common Shares) that fail to satisfy the above requirements. Under proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Non-U.S. shareholders should consult their tax advisors regarding the possible implications of this legislation on their ownership of our Class A Common Shares.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Class A Common Shares.

LEGAL MATTERS

Certain U.S. federal income tax matters will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP. Certain legal matters regarding the validity of the Class A Common Shares offered hereby and certain matters of Maryland law have been passed upon for us by Venable LLP.

EXPERTS

The financial statements of Seritage Growth Properties incorporated by reference in this Prospectus, and the effectiveness of Seritage Growth Properties’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be borne by the registrant in connection with the offering described in this registration statement.

SEC registration fee	$22,219
Legal fees and expenses	372,500
Accounting fees and expenses	75,000
Printing expenses	6,000
Transfer Agent/Depositary/Trustee fees and expenses	—
Miscellaneous expenses	—
Total	$465,719

Item 15.	Indemnification of Trustees and Officers

Maryland law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Company’s declaration of trust contains a provision that limits the liability of its trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•

in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s declaration of trust authorizes the Company to obligate itself, and the Company’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•

any present or former trustee or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities; or

•

any individual who, while a trustee or officer of the Company and at the Company’s request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities.

The Company’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The Company maintains liability insurance for each trustee and officer for certain losses arising from claims or charges made against them while acting in their capacities as the Company’s trustees or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

The exhibit index at the end of this registration statement identifies the exhibits that are included in this registration statement and are incorporated herein by reference.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iii)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(iv)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(v)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vi)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 10, 2015)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed on May 3, 2019)

4.1	Registration Rights Agreement, by and among Seritage Growth Properties, ESL Investments, Inc., and Seritage Growth Properties, L.P., dated as of July 7, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 10, 2015)

4.2	Amended and Restated Agreement of Limited Partnership of Seritage Growth Properties, L.P., dated as of December 14, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on December 14, 2017)

4.3	Form of certificate evidencing common shares (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s registration statement on Form S-11 filed with the SEC on May 11, 2015)

5.1	Opinion of Venable LLP regarding legality of securities being registered

8.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)

23.3	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 30, 2021.

SERITAGE GROWTH PROPERTIES

By:	/s/ Andrea L. Olshan
Andrea L. Olshan President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and trustees of Seritage Growth Properties, hereby severally constitute Andrea L. Olshan and Amanda Lombard, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the registrant deems appropriate; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward S. Lampert		November 30, 2021
Edward S. Lampert	Chairman of the Board of Trustees

/s/ Andrea L. Olshan		November 30, 2021
Andrea L. Olshan	President, Chief Executive Officer and Trustee (Principal Executive Officer)

/s/ Amanda Lombard		November 30, 2021
Amanda Lombard	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David S. Fawer		November 30, 2021
David S. Fawer	Trustee

/s/ John T. McClain		November 30, 2021
John T. McClain	Trustee

/s/ Sharon Osberg		November 30, 2021
Sharon Osberg	Trustee

/s/ Thomas M. Steinberg		November 30, 2021
Thomas M. Steinberg	Trustee

/s/ Allison Laine Thrush		November 30, 2021
Allison Laine Thrush	Trustee